Exhibit (a)(1)(L)

FORM OF REMINDER E-MAIL TO ELIGIBLE OPTIONHOLDERS

Date:

To:	Eligible Optionholders

From:	Luna Innovations Incorporated

Re:	Reminder About Exchange Offer

The Exchange Offer for all Eligible Options is currently open and available to all Eligible Optionholders. As previously communicated, the exchange is scheduled to close at 12:00 midnight, U.S. Eastern Time, on October 18, 2010. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form and/or Eligible Option Information Sheet before 12:00 midnight, U.S. Eastern Time, on October 18, 2010.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this Exchange Offer) to Kimberly Bush, Luna Innovations’ Stock Plan Administrator at 1 Riverside Circle, Suite 400, Roanoke, VA 24016 or by calling (540) 769-8467 or sending an email to stockadmin@lunainnovations.com.